Exhibit 2

The Westpac Group 3Q09 Update 21 August 2009 Westpac Banking Corporation ABN 33 007 457 141

The Westpac Group 3Q09 Update – August 2009 1 Outlook improving in 3Q09, although risks remain Economic outlook improving - Global growth forecasts being revised up - Lift in confidence supporting stabilisation - China’s economy strengthening Global capital and financial markets continue to open up Headwinds remain - Customers continuing to come under stress, particularly in commercial lending and in New Zealand - Average funding costs continuing to rise; customer rates heading higher - System credit growth still slowing - Unemployment expected to increase The Westpac Group is strongly positioned

The Westpac Group is strongly positioned

Strategically well placed	▪ Westpac Local roll-out continues, empowering bank managers, increasing branches and placing more people in the front line ▪ Leading position in Institutional Banking ▪ BTFG continuing to see improvement in market share ▪ Multi-brand strategy increases strategic options
Transformational St.George merger on track	▪ Integration progressing smoothly – on plan to achieve $120m in expense synergies in FY09 ▪ Franchise momentum restored, with customer numbers increasing. In 3Q09 St.George achieved: – 1.2 times system growth in mortgages – 2.0 times system growth in household deposits
Disciplined risk management	▪ Large rise in watchlist, following extensive portfolio reviews and desire to proactively identify and assist customers showing some signs of stress ▪ Consumer sector continues to perform strongly ▪ Strong capital and provisioning cover maintained through 3Q09: – Collective provisions to credit RWA 1.33% (1H09 1.25%) – Impairment provisions to impaired assets 52.6% (1H09 48.4%) ▪ Intense focus on funding composition

The Westpac Group 3Q09 Update – August 2009 2

THE Westpac GROUP

3 Solid 3Q09 performance 3Q09 cash earnings consistent with recent quarters at approximately $1.1bn1 All brands growing above system in targeted areas: - Solid deposit growth, although system growth is easing - Strong mortgage lending; business lending softer Higher average funding costs; customer margins flat Impairment charge remains high at $865m for 3Q09 (76bps of gross loans, 3Q annualised), including $230m from New Zealand Consumer credit quality continues to be better than expected, although unemployment likely to rise Strong balance sheet 1. The Westpac Group cash earnings on an unaudited basis The Westpac Group 3Q09 Update – August 2009

The Westpac Group 3Q09 Update – August 2009 4 Stressed exposures continue to rise 0.0% 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 2001 2002 2003 2004 2005 2006 2007 2008 1Q09 1Q09 1H09 3Q09 Watchlist & substandard 90 days past due well secured Impaired¹ Stressed exposures as a % of total committed exposures (TCE) Stressed exposures increased to 2.8% at 3Q09 from 2.1% at 1H09 Impaired assets up $794m, a similar increase to 2Q09 rise - One third from NZ, mostly 2 names - Remainder of increase due to commercial business in WIB and some small business - $36m written off against impaired in 3Q09 Consumer continues to perform well: Australian delinquencies lower; NZ delinquencies little change Large rise in Watchlist & substandard: - 95% of increase are watchlist facilities - 76% of increase secured - Property a large contributor, with residual broadly spread across industries - Expect rate of increase to slow Rebased to include St.George 1. Impaired assets from 2005 reflect APRA's prudential approach to A-IFRS by including consumer accounts > 90 days past due but not well secured

Key points from the 3Q09 Pillar 3 Report

Key points	Drivers
Exposure at default up 1%	• 5% growth in mortgages (incl St.George) offset by an 8% decline in corporate exposures
Risk weighted assets up 1%	• Movement in RWA predominantly due to $3.7bn rise in RWA from IRRBB. Increase due to higher Treasury VAR from rapid movements in the yield curve and lower embedded gains • Credit RWA little changed as: – Growth in mortgages and some credit deterioration (mostly corporate & specialised lending) – Offset by a decline in corporate RWA
Impaired assets up $794m	• 51% from corporate and business lending, of which around half was from New Zealand • 35% from specialised lending – mostly commercial property
Non-defaulted regulatory expected loss up $48m	• Small increase due to migration in corporate and specialised lending portfolios • Growth in watchlist largely secured and with moderate probability of default resulting in limited change in loss potential
Defaulted regulatory expected loss up $371m	• 62% due to defaulted corporate facilities • 30% due to defaulted specialised lending exposures – mostly commercial property • Increase in defaulted regulatory expected loss has been relatively modest as most new impaired assets migrated from the substandard category, and were already well represented in defaulted regulatory expected loss balances
Individually Assessed Provisions up $504m	• 80% due to corporate, business and specialised lending • Total impairment provisions to total impaired assets 52.6% (48.4% at March 09)
Collectively Assessed Provisions up $182m	• Collectively assessed provisions to credit risk weighted assets 133bps (125bps at March 09)
Strong capital position maintained	• Tier 1 ratio of 8.17% • Pro-cyclicality of 8 bps for the quarter due to credit deterioration

The Westpac Group 3Q09 Update – August 2009

5

THE Westpac GROUP

The Westpac Group 3Q09 Update – August 2009 6 Maintaining a strong capital position Tier 1 ratio of 8.17% at June 09 July Tier 1 ratio above 31 March 09 levels Some volatility in Tier 1 ratio from rise in deferred tax assets (DTA), which are a capital deduction. DTA movements due to timing differences including: - Tax treatment of certain funding hedges - Timing between when credit provisions raised and facilities written off Maintaining capital strength - Tier 1 remains well above target range (6.75% to 7.75%) - Organic growth a priority 10.6% 8.17% 8.37% (26bps) (25bps) 42bps (11bps) 6.0% 6.5% 7.0% 7.5% 8.0% 8.5% 9.0% 9.5% 10.0% 10.5% 11.0% 31-Mar-09 RWA growth (mainly IRRBB) Cash earnings DTA increase Other (incl Div & DRP) 30-Jun-09 UK FSA equivalent Jun 09 Tier 1 Capital (%)

7 Another solid performance in 3Q09 Unaudited cash earnings for The Westpac Group of approximately $1.1bn Cash earnings Similar tax rate to prior periods Tax Impairment charge of $865m, including $230m for New Zealand of which $135m related to 2 names Impairment charges Expense growth tightly managed, continuing to invest Merger synergies continue to flow through; on target to achieve $120m in savings in FY09 Expenses Wealth earnings improving and FUM/FUA up 6% over prior quarter Solid markets performance, but run rate below 1H09 Other income Average funding costs continue to increase Customer margins flat, headline margins higher due to Treasury Margins Customer deposit growth of 2.3% over prior quarter Total lending up 1.3% over prior quarter Volumes The Westpac Group 3Q09 Update – August 2009

Supplementary slides The Westpac Group 3Q09 Update - August 2009

9 Movements in stressed exposures in 3Q09 0.0% 0.1% 0.2% 0.3% 0.4% 0.5% 0.6% 0.7% 0.8% 0.9% Watchlist & substandard 90 days past due well secured Impaired Movement in stressed exposures in 3Q09 as a % of total committed exposures (TCE) Watchlist and Substandard Companies in Watchlist typically have the following characteristics: Would not currently meet our lending criteria for new business; Pattern of small problems that may indicate a concern; Demonstrates some operating weakness or deteriorating cash flow; and No loss is expected (otherwise would be graded lower) Companies in Watchlist receive increased assistance to help bring the company back to full health 95% of the rise in this category has been in the Watchlist grades. This reflects extensive portfolio reviews and a desire to identify and bring more assistance to the management of companies showing early financial and operational stress Half the rise in Watchlist & Substandard due to commercial property downgraded in Westpac Institutional Bank (including Premium Business Group) and St.George Other half of the increase spread broadly across industries Less than $100m of the rise originated in New Zealand 90 days past due well secured Small movement over quarter, mostly in business in Westpac RBB and St.George Mortgage delinquencies performing well: Australia lower, 40bps (1H09 46bps), New Zealand a little higher, 85bps (1H09 82bps) Impaired assets One third of increase due to New Zealand, two thirds predominantly due to commercial and some small business facilities in Westpac RBB and St.George Consumer unsecured delinquencies little change: Australia 118bps (1H09 119bps), New Zealand 189bps (1H09 191bps) The Westpac Group 3Q09 Update – August 2009

The Westpac Group 3Q09 Update – August 2009 10 Maintaining focus on more stable funding sources Stable funding ratio1 maintained at 81% at 30 June 2009: - Customer deposits represent 61% of total net funding - Term funding and securitisation represent 20% Term funding raised YTD $34bn, including $7bn raised without Government Guarantee Duration of new term funding raised YTD 3.8yrs Liquidity above $65bn and covers all offshore maturities for more than 12 months 1 Stable funding ratio includes customer deposits plus term funding with a residual maturity greater than one year and securitisation 2 Represents % of total net funding. Net funding is calculated by deducting liquid assets that are in excess of our target minimum from total funding. Excess liquid assets are netted off equally against onshore and offshore funding <1Yr 52% 60% 61% 4% 6% 7% 11% 11% 9% 15% 10% 10% 13% 9% 9% 5% 4% 4% Sep-08 Mar-09 Jun-09 Wholesale Offshore <1Yr Wholesale Onshore <1Yr Securitisation Wholesale Offshore >1Yr Wholesale Onshore >1Yr Customer deposits Funding composition by residual maturity2 (% of total funding) Stable funding ratio1

11 The material contained in this presentation is intended to be general background information on Westpac Banking Corporation and its activities. The information is supplied in summary form and is therefore not necessarily complete. Also, it is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. In this presentation, unless otherwise stated or the context otherwise requires, references to 'dollar amounts', '$', 'AUD' or 'A$' are to Australian dollars This presentation contains statements that constitute "forward-looking statements" or statements about "future matters" within the meaning of section 728(2) of the Corporations Act 2001 and/or "forward-looking statements" within the meaning of section 21E of the US Securities Exchange Act of 1934. Forward-looking statements include statements regarding our intent, belief or current expectations with respect to Westpac's business and operations, market conditions, results of operations and financial condition, capital adequacy, specific provisions and risk management practices. We use words such as ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘will’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us and are subject to risks and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those we expect, depending on the outcome of various factors, including, but not limited to those described in the sections entitled "Competition" and "Risk management" in Westpac's 2008 Annual Report and in the section titled “Principal risks and uncertainties” in Westpac’s Interim Financial Report for the six months ended 31 March 2009, both of which are available at www.westpac.com.au. Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this presentation, whether as a result of new information, future events or otherwise, after the date of this presentation. . Disclaimer The Westpac Group 3Q09 Update – August 2009